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                                                                  Exhibit (d)(3)

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into on January 22, 2004, by and between TZ Acquisition, Inc., a Delaware corporation (the "Corporation"), and Mr. Richard E. Cree, an individual residing at 12 Nonesuch Road, Dallas, TX 75214 (the "Executive") under the following terms and conditions:

                                    RECITALS:

         WHEREAS, the Executive and T-NETIX, Inc., a Delaware corporation ("T-NETIX"), entered into an employment contract dated as of October 1, 2002 and renewed as of the date hereof (the "Former Contract"), pursuant to which the Executive was entitled to certain compensation and benefits;

         WHEREAS, the execution and delivery of this Agreement, as a new contract to completely supersede the Former Contract, is an inducement and a condition to the agreement by TZ Holdings, Inc., a Delaware corporation ("Buyer") and the Corporation to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Buyer, the Corporation and T-NETIX; and

         WHEREAS, upon the consummation of the Merger (as defined in the Merger Agreement), the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity, for the period and on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

         1. Employment Period. The Corporation hereby agrees to employ the Executive as its Chief Executive Officer, and the Executive, in such capacity, agrees to provide services to the Corporation for the period beginning on the date that the Merger, as defined in the Merger Agreement, is consummated (the "Effective Date") and ending on the date that this Agreement is terminated in accordance with Section 5 (the "Employment Period").

         2. Performance of Duties.

                  (a) The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote his full time, energies and talents exclusively to serving in the capacity of Chief Executive Officer of the Corporation in the best interests of the Corporation, and to perform the duties assigned to him by the Board of Directors of the Corporation (the "Board") faithfully, efficiently and in a professional manner.

                  (b) Except as set forth on Schedule A hereto, the Executive shall not, without prior written consent from the Board: (i) serve as, be a consultant to or an employee, officer, agent or director of any corporation, partnership or other entity other than the Corporation (other than civic, charitable, or other public service organizations); or (ii) have more than a five percent (5%) ownership interest in any enterprise other than the Corporation if such ownership interest



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would have a material adverse effect upon the ability of the Executive to perform his duties hereunder.

         3. Compensation. Subject to the terms and conditions of this Employment Agreement, during the Employment Period, while he is employed by the Corporation, the Executive shall be compensated by the Corporation for his services as follows:

                  (a) The Executive shall receive, for each 12-consecutive month period beginning on the Effective Date and each anniversary thereof, a rate of salary that is not less than $265,000 per year, payable in substantially equal monthly or more frequent installments and subject to normal tax withholding. During the Employment Period the Executive's salary rate shall be reviewed by the Board on or before each anniversary of the Effective Date to determine whether an increase in the Executive's rate of compensation is appropriate.

                  (b) The Executive shall be eligible to receive incentive compensation payments from the Corporation. The Corporation intends to establish an incentive compensation program pursuant to which such incentive payments shall be paid to the Executive and, at the time such program is established, payments thereunder shall be made to the Executive as if such program was in effect as of the Effective Date based on the Executive's performance or other relevant factors from the Effective Date.

                  (c) The Executive shall be entitled to participate in the executive benefit plans maintained by the Corporation, which shall not be materially less favorable to the Executive than the executive benefit plans provided to the executive by T-NETIX immediately prior to the Employment Period.

                  (d) The Executive shall be reimbursed by the Corporation for each reasonable business, promotional, travel and entertainment expense incurred or paid by the Executive during the Employment Period in the performance of his services under this Employment Agreement: (i) provided that at least fifty percent (50%) of each such expense constitutes a business deduction from taxable income for the Corporation and is excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code; and (ii) to the extent that such expenses, in the aggregate, do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Corporation. In order that the Corporation reimburse the Executive for such allowable expenses, the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.

         4. Restrictive Covenants. The Executive acknowledges and agrees that:
(i) the Executive has a major responsibility for the operation, development and growth of the Corporation's business; (ii) the Executive's work for the Corporation has brought him and will continue to bring him into close contact with confidential information of the Corporation and its customers; and (iii) the agreements and covenants contained in this paragraph 4 are essential to protect the business interests of the Corporation and that the Corporation will not enter into the





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Employment Agreement but for such agreements and covenants. Accordingly, the
Executive covenants and agrees to the following:

                  (a) Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and indefinitely after the Executive's employment with the Corporation terminates, all non-public information concerning the Corporation and its affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by the Corporation or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; PROVIDED, HOWEVER, that the provisions of this paragraph 4(a) shall not apply to information that: (i) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (ii) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Corporation prior to its disclosure to the Executive; or (iii) is disclosed by the Executive in the ordinary course of the Corporation's business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Corporation. The Executive further agrees that he shall not make any statement or disclosure that (A) would be prohibited by applicable Federal or state laws, or (B) is intended or reasonably likely to be detrimental to the Corporation or any of its subsidiaries or affiliates.

                  (b) Non-Competition.

                           (i) The Executive agrees that for the period commencing on the Effective Date and ending on the second anniversary of the date on which the Executive's employment with the Corporation is terminated (the "Non-Competition Period"), the Executive shall not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any person or entity ("Person"), engage in any business activity in North America which is directly or indirectly in competition with the Business of the Corporation or which is directly or indirectly detrimental to the Business or business plans of the Corporation or its affiliates; PROVIDED, HOWEVER, that the record or beneficial ownership by the Executive of five percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this paragraph 4(b) so long as the Executive is not an officer, director, employee or consultant of such Person. The "Business" of the Corporation shall mean the actual or intended business of the Corporation during the Employment Period and as of the date the Executive leaves the employment of the Corporation. As of the date hereof, the Business of the Corporation is providing telecommunications products and services, including security enhanced call processing, call validation and billing, to prisons and corrections facilities. The Executive further agrees that during the Non-Competition Period, he shall not in any capacity, either separately or in association with others: (A) employ or solicit for employment or endeavor in any way to entice away from employment with the



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         Corporation or its affiliates (1) any current employee of the
         Corporation or its affiliates or (2) any person who was employed by the Corporation or its Affiliates in any preceding 12-month period; (B) solicit, induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Corporation to discontinue, reduce or modify such relationship with the Corporation; nor (C) solicit any of the Corporation's identified potential acquisition candidates.

                           (ii) The Employee understands that the foregoing restrictions may limit his ability to engage in a business similar to the Corporation's business for a two (2) year period following the termination of this Agreement, but acknowledges that he will receive sufficiently high remuneration and other benefits to justify such restriction as an employee of the Corporation pursuant to this Agreement.

                  (c) Remedies. If the Executive breaches, or threatens to commit a breach of any of the provisions contained in paragraphs 4(a) and 4(b) (the "Restrictive Covenants"), the Corporation shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Corporation at law or in equity.

                           (i) The Executive shall account for and pay over to the Corporation all compensation, profits, and other benefits which inure to the Executive's benefit which are derived or received by the Executive or any person or business entity controlled by the Executive, or his relatives, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

                           (ii) Notwithstanding the provisions of subparagraph 4(c)(i) above, the Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the Restrictive Covenants, the Corporation shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity, and the Corporation shall also be entitled to recover its attorneys' fees and costs incurred to enforce any of the Restrictive Covenants from the Executive.

                  (d) Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

                  (e) Proprietary Rights. The Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client



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files, and any materials made by the Executive or by the Corporation are the property of the Corporation and shall not be used by the Executive in any way adverse to the Corporation's interests. The Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board. The Executive hereby assigns to the Corporation any rights that he may have in any such trade secret or proprietary information.

         5. Termination and Compensation Due Upon Termination. Except as otherwise provided under the executive benefit plans maintained by the Corporation in which the Executive participates in accordance with subparagraph 3(c), the Executive's right to compensation for periods after the date the Executive's employment with the Corporation terminates shall be determined in accordance with the following:

                  (a) Termination Without Cause. In the event the Corporation terminates the Executive's employment under this Agreement without cause, the Corporation shall pay the Executive any compensation and benefits the Corporation owes to the Executive through the effective date of termination. Additionally, and conditioned upon the Executive's voluntary execution of a written release, satisfactory to the Corporation, of any and all claims the Executive may assert against the Corporation, the Executive shall be entitled to receive:

                           (i) all payment of his salary and benefits (as of the date of termination) in accordance with the provisions of subparagraph 3(a) for twelve (12) months after the effective date of termination; and

                           (ii) payment of any incentive compensation payments that otherwise would have been payable to the Executive under subparagraph 3(b) through the effective date of termination.

                  (b) Voluntary Resignation. The Executive may terminate his employment with the Corporation for any reason (or no reason at all) at any time by giving the Corporation sixty (60) days prior written notice of voluntary resignation; provided, however, that the Corporation may decide that the Executive's voluntary resignation be effective immediately upon notice of such resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive's employment with the Corporation terminates due to the Executive's voluntary resignation.

                  However, for purposes of this paragraph 5, if the Executive resigns following the occurrence of one of the following events, the Executive shall be deemed to be terminated without cause in accordance with paragraph 5(a) above:

                           (i) the Executives' duties are materially reduced from those described in paragraph 2 above;



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                           (ii) the relocation of the Executive's principal
         place of employment more than 75 miles from his place of employment as of the Effective Date without the consent of the Executive; or

                           (iii) a material breach of any of the provisions of paragraph 3, which breach remains uncured for a period of 30 days after written notice of such breach from the Executive to the Corporation.

                  (c) Termination for Cause. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 or otherwise for periods after the Executive's employment with the Corporation is terminated on account of the Executive's discharge for cause. For purposes of this paragraph 5, the Executive shall be considered terminated for "cause" if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

                           (i) the Executive becomes habitually addicted to drugs or alcohol;

                           (ii) the Executive discloses confidential information in violation of paragraph 4(a) or engages in competition in violation of paragraph 4(b);

                           (iii) the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;

                           (iv) the Executive is indicted of a felony crime (other than a felony resulting from a minor traffic violation);

                           (v) the Executive flagrantly disregards his duties under this Employment Agreement after (A) written notice has been given to the Executive by the Board that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of ten (10) days after such notice to cure such misconduct. However, no notice or cure period shall be required if Executive's disregard of his duties has materially and adversely affected the Corporation;

                           (vi) any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Executive's credibility and reputation no longer conform to the standard of the Corporation's executives; or

                           (vii) the Executive commits an act of fraud against the Corporation, violates a duty of loyalty to the Corporation or violates paragraph 2(b).

                  (d) Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive's employment with the Corporation terminates on account of disability, except payments due and owing through the effective date of termination. For purposes of this



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subparagraph 5(d), determination of whether the Executive is disabled shall be determined in accordance with the Corporation's long term disability plan (if any) and applicable law.

                  (e) Death. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive's death, except payments due and owing as of such date.

         6. Successors. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of all or substantially all of the Corporation's assets and business, or otherwise without further action by the Executive; provided, however, that Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring person.

         7. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his or her creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive's estate upon his or her death.

         8. Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Corporation or the Executive.

         9. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

                  (a) If to the Executive, at the address set forth in the preamble hereto immediately following the Executive's name:

                           with a copy (which shall not constitute notice) to:

                           Sayles, Lidji & Werbner
                           1201 Elm Street
                           44th Floor
                           Dallas, Texas 75270
                           Attention:  Brian M. Lidji, Esq.
                           Telephone:  (214) 939-8702
                           Facsimile:  (214) 939-8787



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                  (b)      If to the Corporation, to it at:

                           c/o H.I.G. Capital, LLC
                           1001 Brickell Bay Drive, 27th Floor
                           Miami, FL 33131
                           Attention:  Mr. Brian Schwartz
                           Telephone:  (305) 379-2322
                           Facsimile:  (305) 379-2013

                           with a copy (which shall not constitute notice) to:

                           White & Case LLP
                           200 South Biscayne Boulevard
                           Suite 4900
                           Miami, FL 33131
                           Attention:  Jorge L. Freeland, Esq.
                           Telephone:  (305) 995-5247
                           Facsimile:  (305) 358-5744

         10. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto (and the Executive's estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof. The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.

         11. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, including, but not limited to, the Former Contract.

         12. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Texas.

         13. WAIVER OF JURY TRIAL. THE EXECUTIVE AND THE CORPORATION EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO.

         14. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 4(a) shall survive indefinitely and paragraph 4(b) shall terminate upon the expiration of the Non-Competition Period.

                                      * * *




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         IN WITNESS WHEREOF, the Executive and the Corporation have executed this Employment Agreement as of the day and year first above written.

                                       MR. RICHARD E. CREE

                                       /s/ Richard E. Cree
                                       -----------------------------------------


                                       TZ ACQUISITION, INC.


                                       By: /s/ Brian Schwartz
                                           -------------------------------------
                                       Its: President








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                                                                      SCHEDULE A

                    Current Positions and Ownership Interests


1.       Director and 33-1/3% owner of Cree Industries

2.       Director and 35% owner of Extended Communications, LLC